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                                                                      EXHIBIT 99


                         COMMUNITY FINANCIAL GROUP, INC.
                    ANNOUNCES NEW STOCK REPURCHASE PLAN UPON
                           COMPLETION OF CURRENT PLAN



FOR IMMEDIATE RELEASE
Contact:  Joan B. Marshall (615) 271-2025
          Anne B. Livingston (615) 271-2049



         Nashville, TENN., March 15, 2000--Community Financial Group, Inc. (NASDAQ: CFGI) today announced the authorization of a new Stock Repurchase Plan for the acquisition of up to 500,000 shares of common stock, which is effective immediately. Purchases will be made in the open market or in privately negotiated transactions as conditions warrant. This announcement comes as the Company completes its initial repurchase of 400,000 shares as previously authorized by its Board of Directors on March 23, 1999.
         The repurchase of shares will allow the Company to continue to manage its capital position more effectively and enhance future earnings per share. This action is part of the Company's continuing strategy to employ the additional capital generated as a result of the exercise of warrants at the end of 1998. Management continues to review other strategic opportunities for the effective utilization of these funds.
         The Stock Repurchase Plan will remain in effect until December 31, 2000. Currently there are 3,831,191 shares outstanding.
         Community Financial Group, Inc. is a $308 million bank holding company headquartered in Nashville, Tennessee. The Company provides banking services through its subsidiary, The Bank of Nashville, with offices in Davidson, Williamson and Sumner counties.



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